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                                                                   EXHIBIT 4.5.2

                AMENDMENT NO. 2 TO THE PATTERSON-UTI ENERGY, INC.
               AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN
                      ADOPTED BY THE BOARD OF DIRECTORS OF
               UTI ENERGY CORP. (THE "COMPANY") ON APRIL 27, 2000

         RESOLVED, that an amendment to the UTI Energy Corp. Amended and Restated 1997 Long-Term Incentive Plan (the "1997 Plan"), to increase the number of shares authorized for issuance under the 1997 Plan by 400,000 is hereby authorized, ratified and approved.